Exhibit 1: Income Statement (Third Quarter 2004)

		Ch$ millions		US$ millions (1)
		Q3'04	Q3'03	Q3'04	Q3'03	% Change

Net sales		94,625	90,233	155.4	148.2	4.9%

Cost of goods sold		(49,252)	(47,333)	(80.9)	(77.7)	4.1%
	% of sales	52.0%	52.5%	52.0%	52.5%

Gross profit		45,374	42,900	74.5	70.5	5.8%
	% of sales	48.0%	47.5%	48.0%	47.5%

SG&A		(37,340)	(35,306)	(61.3)	(58.0)	5.8%
	% of sales	39.5%	39.1%	39.5%	39.1%

Operating income		8,034	7,594	13.2	12.5	5.8%
	% of sales	8.5%	8.4%	8.5%	8.4%

Non-operating result
	Financial income	(272)	1,254	(0.4)	2.1	NM
	Equity in NI of rel. companies	89	(42)	0.1	(0.1)	NM
	Other non-operating income	196	387	0.3	0.6	-49.2%
	Amortization of goodwill	(536)	(559)	(0.9)	(0.9)	4.1%
	Interest expenses	(1,388)	(1,734)	(2.3)	(2.8)	19.9%
	Other non-operating expenses	(418)	(899)	(0.7)	(1.5)	53.5%
	Price level restatement	614	252	1.0	0.4	143.7%
	Currency exchange result	149	(499)	0.2	(0.8)	NM
	Total	(1,566)	(1,841)	(2.6)	(3.0)	15.0%

Income before taxes		6,468	5,753	10.6	9.4	12.4%
	Income taxes	(637)	(1,274)	(1.0)	(2.1)	50.0%
	Tax rate	9.8%	22.1%	9.8%	22.1%

Minority interest		(626)	(274)	(1.0)	(0.4)	128.8%

Amort. of negative goodwill		9	10	0.0	0.0	-8.8%

Net income		5,215	4,216	8.6	6.9	23.7%
	% of sales	5.5%	4.7%	5.5%	4.7%

Earnings per share		16.37	13.24	0.03	0.02	23.7%
Earnings per ADR		81.86	66.19	0.13	0.11

Weighted avg. shares (millions)		318.5	318.5	318.5	318.5

Depreciation		9,390	9,557	15.4	15.7	-1.8%
Amortization		456	480	0.7	0.8	-4.8%
EBITDA		17,880	17,631	29.4	29.0	1.4%
	% of sales	18.9%	19.5%	18.9%	19.5%

Capital expenditures		8,560	6,526	14.1	10.7	31.2%

(1) Exchange rate: US$1.00 = Ch$608.90